Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FREELINE THERAPEUTICS HOLDINGS PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Ordinary shares, nominal value £0.00001 each, to be issued pursuant to share options granted under the Freeline Therapeutics Holdings plc Amended and Restated 2020 Equity Incentive Plan	457(c) and 457(h)	10,509,486(4)	$0.81(5)	$8,512,683.66	$92.70 per $1,000,000	$789.13

Equity	Ordinary shares, nominal value £0.00001 each, to be issued pursuant to awards granted under the Freeline Therapeutics Holdings plc 2020 Employee Share Purchase Plan	457(c) and 457(h)	347,447	$0.81(5)	$281,432.07	$92.70 per $1,000,000	$26.09

Equity	Ordinary shares, nominal value £0.00001 each, to be issued pursuant to awards granted under the Freeline Therapeutics Holdings plc Amended and Restated 2021 Equity Inducement Plan	457(c) and 457(h)	2,000,000	$0.81(5)	$1,620,000	$92.70 per $1,000,000	$150.17

Total Offering Amounts					$10,414,115.73		$965.39

Total Fee Offsets(6)							—

Net Fee Due							$965.39

(1)

The ordinary shares of Freeline Therapeutics Holdings plc (the “Registrant”), nominal value £0.00001 each (“Ordinary Shares”), being registered hereby may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, with each ADS representing one Ordinary Share.

(2)

This Registration Statement covers Ordinary Shares of the Registrant issuable pursuant to the Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”), the 2020 Employee Share Purchase Plan (the “2020 ESPP”) and the Amended and Restated 2021 Equity Inducement Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the 2020 Plan, the 2020 ESPP and the 2021 Plan by reason of any share dividend, share split or other similar transaction.

(3)	Rounded up to the nearest penny.
(4)

Represents Ordinary Shares of the Registrant issuable pursuant to the 2020 Plan being registered hereby, which Ordinary Shares consist of additional Ordinary Shares reserved and available for delivery with respect to awards under the 2020 Plan, Ordinary Shares that became issuable under the 2020 Plan resulting from the automatic annual increases in the number of Ordinary Shares reserved and available for issuance under the 2020 Plan as of January 1, 2021 and 2022, and Ordinary Shares that may again become available for delivery with respect to awards under the 2020 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2020 Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on June 8, 2022.

(6)	The Registrant does not have any fee offsets.